Exhibit 99.1

Northwest Biotherapeutics, Inc.
21720 – 23rd Drive S.E., Suite 100
Bothell, Washington 98021
http://www.nwbio.com

Media Contact:	Lorie Krois 425-608-3008 lkrois@nwbio.com

Northwest Biotherapeutics, Inc. Accepts Resignation of Daniel O. Wilds, Chairman and Chief Executive Officer

Bothell, Washington – Wednesday, February 18, 2004 — Northwest Biotherapeutics (OTCBB: NWBT.OB) today announced that it has accepted the resignation of Daniel O. Wilds, who previously held the positions of Chairman and Chief Executive Officer. Mr. Wilds has also resigned from his position as a member of the Company’s Board of Directors. Mr. Wilds originally stepped down as President and an employee of Northwest Biotherapeutics in May 2003 in order to help conserve cash for the Company. At that time, Mr. Wilds remained with the Company in the position of a non-employee Chairman and CEO.

Alton Boynton, a Company founder and President, accepted Mr. Wilds’ resignation with regret, and stated “Dan was critical in our development, and in moving our clinical programs forward. I personally will miss his presence and the sage advice that he gave me over the past several years.” Mr. Wilds stated, “I have chosen this time to tender my resignation for two reasons: time commitment and clarity regarding my positions at Northwest Biotherapeutics and SCOLR, Inc.,” a local company in which Mr. Wilds holds the position of President and CEO. Mr. Wilds further stated, “I will remain a supporter of Northwest Biotherapeutics and its technology, a technology that deserves commercial success for the benefit of cancer patients”.

About Northwest Biotherapeutics

Northwest Biotherapeutics is a biotechnology company focused on discovering, developing and commercializing immunotherapy products that safely generate and enhance immune system responses to effectively treat cancer. The company has developed several product candidates targeting multiple cancers that have completed preclinical work. Four technologies form the basis of our product candidates: a dendritic cell-based immunotherapy platform, DCVax-Direct Adjuvant Cancer Therapy applicable to solid tumors; a monoclonal antibody product candidate applicable to multiple cancer types; an imaging agent for metastatic prostate cancer, and a manufacturing device for cell separation applicable to dendritic cell manufacturing, stem cell isolation for bone marrow transplantation and tissue repair post myocardial infarction.

Statements made in this news release that are not historical facts are forward-looking statements. Actual results may differ materially from those projected in any forward-looking statement. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated, such as the Company’s ability to raise additional capital and the timely performance of third parties. Additional information on these and other factors, which could affect the Company’s results, is included in its Securities and Exchange Commission filings. Finally, there may be other factors not mentioned above or included in the Company’s SEC filings that may cause actual results to differ materially those projected in any forward-looking statement. You should not place undue reliance on any forward-looking statements. The Company assumes no obligation to update any forward-looking statements as a result of new information, future events or developments, except as required by securities laws.